Exhibit 7.3



                                                             EXECUTION COPY

                          ASSIGNMENT, ASSUMPTION AND CONSENT
                          ----------------------------------

                    THIS AGREEMENT made the       16th        day of
                                             ---------------
          January, 1998.

          B E T W E E N:

                    INTERNATIONAL VERIFACT INC.
                    a corporation continued under the laws of Canada,

                    (hereinafter called the "Assignor"),

                                                         OF THE FIRST PART,

                    - and -

                    IVI CHECKMATE CORP.
                    a corporation incorporated under the laws of the State of Delaware,

                    (hereinafter called the "Assignee"),

                                                         OF THE SECOND PART

                    - and -

                    INGENICO S.A.
                    a corporation incorporated under the laws of France,

                    (hereinafter called "Ingenico"),

                                                         OF THE THIRD PART.

                    WHEREAS the Assignor and Ingenico entered into certain agreements and contracts described in Schedule "A" annexed hereto (the "Assigned Agreements");

                    WHEREAS the Assignor, the Assignee and certain other parties have entered into a combination agreement dated January
               16th    , 1998 (the "Combination Agreement");
          -------------

                    AND WHEREAS it is a term of the Combination Agreement that the Assignor shall assign to the Assignee, and the Assignee shall assume, the Assigned Agreements;

                    NOW THEREFORE THIS AGREEMENT WITNESSETH that in pursuance of the Combination Agreement, the payment of the sum of $2.00 in lawful money of the United States of America by the Assignee to the Assignor and for other good and valuable consideration (the receipt and sufficiency whereof is hereby acknowledged by the parties hereto) the parties hereto agree as follows:

               1. Unless otherwise defined herein or unless the context otherwise requires, all words and phrases defined in the Combination Agreement and used herein shall have the same meanings herein as in the Combination Agreement.

               2. Effective as of the Effective Date, the Assignor does hereby grant, assign, transfer and set over unto the Assignee all the right, title, benefit and interest of the Assignor in, to and under each and every one of the Assigned Agreements together with the benefit of each and every of the rights, covenants and other provisions therein contained.

               3. Ingenico hereby consents to the Transactions, the assignment of the Assigned Agreements and all the Assignor's rights and obligations thereunder, including the disclosure of all relevant information, to the Assignee.

               4. The Assignor and the Assignee hereby covenant and agree that as and from the Effective Date, the Assignee hereby assumes and shall completely and punctually perform and observe all of the terms, covenants, conditions and agreements of the Assignor made or contained in the Assigned Agreements and on the part of the Assignor to be performed.

               5. Ingenico hereby accepts the Assignee as a party to the Assigned Agreements from and after the Effective Date and covenants and agrees that, upon such assignment becoming effective, the Assignee shall be entitled to hold and enforce directly against Ingenico all the rights and privileges of the Assignor in and under the Assigned Agreements, and the Assigned Agreements shall continue in full force and effect with the Assignee substituted as a party thereto in the place and stead of the Assignor.

               6. The Assignee hereby covenants and agrees that, upon the assignment contemplated herein becoming effective, Ingenico shall be entitled to hold and enforce directly against the Assignee all the rights and privileges of Ingenico in and under the Assigned Agreements, and the Assigned Agreements shall continue in full force and effect with the Assignee substituted as a party thereto in the place and stead of the Assignor.

               7.

               (a) The parties covenant and agree that, with respect to the Investment Agreement dated December 5, 1996, as amended (the "Investment Agreement") the effect of the assignment and assumption set forth above shall be, as provided in the Investment Agreement, that:

                    (i) on the Effective Date Newco shall be obliged to advise Ingenico that its shareholdings have fallen below 15% of the issued and outstanding participating equity (which for such purposes shall include the Exchangeable Shares) of Newco (the "15% Threshold");

                    (ii) Ingenico shall have 10 days from the date it receives such notice to advise Newco in writing whether or not it intends to exercise its Participation Right to acquire from the treasury of Newco such additional shares of Newco Common Stock so as to bring its holdings to the 15% Threshold;

                    (iii) if Ingenico gives notice of its intention to increase its holdings to the 15% Threshold it shall acquire sufficient shares of Newco Common Stock (the "Additional Shares") to achieve such from of Newco within 90 days of the date of receipt of the notice of Newco pursuant to clause (i) above;

                    (iv) the Additional Shares shall be purchased by Ingenico for a price per share equal to the weighted average trading price of the IVI Common Shares on The Toronto Stock Exchange (the "TSE" during the 30 days preceding the notice of Newco to Ingenico pursuant to clause
                           (i) above).

               (b) For greater certainty, the parties acknowledge that the Board of Directors of IVI is composed of 9 members, rather than 8 as contemplated in the Investment Agreement and that this practice shall be continued with Newco. All other provisions to apply mutatis mutandis.

               8. All terms of the Assigned Agreements, including any prohibition against assignment, shall remain in full force and effect.

               9. Ingenico and the Assignor hereby represent each to the other that the Assigned Agreements are in full force and effect and will remain operative in all respects prior to the Effective Date.

               10. Ingenico hereby expressly agrees that the Transactions, as contemplated in the Combination Agreement, do not and shall not constitute an Event of Default as defined in
          Section 13.01 of the Master Alliance Agreement dated December 5, 1996 between the Assignor and Ingenico nor a default under any of the other Assigned Agreements.

               11. The Assignee hereby represents and warrants that, to the best of the knowledge of the Assignee, the assignment of the Investment Agreement, as amended, and any subsequent exercise by Ingenico of the Participation Right contained therein would not preclude the Transactions from being accounted for under the pooling of interests method of accounting as set out in the requirements of Accounting Principles Board Opinion No. 16, Business Combinations and the published rules and regulations of the Securities and Exchange Commission.

               12. On the Effective Date, Newco shall cause its counsel to deliver to Ingenico a standard enforceability opinion with respect to this Agreement, subject to the usual qualifications.

               13. Each party hereto agrees that it will from time to time and at all times hereafter, upon every reasonable request of the other party hereto and its successors and assigns, take such action or cause to be taken such action and execute and deliver or cause to be executed and delivered such documents as may reasonably be required for allowing the Assignee to assume the right, title, interest and liabilities of the Assignor in, to and under the Assigned Agreements.

               14. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible, failing which Ingenico may elect to terminate this Agreement.

               15. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the parties hereto attorn to such jurisdiction.

               16. This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

               17. In the event the Combination Agreement is terminated for any reason this agreement shall be null and void.

                    IN WITNESS WHEREOF this Agreement has been executed by the Assignor, the Assignee and Ingenico.

                              INTERNATIONAL VERIFACT INC.


                              Per: /s/ L. Barry Thomson
                                  -----------------------------------------

                              IVI CHECKMATE CORP.


                              Per: /s/ L. Barry Thomson
                                  -----------------------------------------


                              INGENICO S.A.


                              Per: /s/ Gerard Compain
                                  -----------------------------------------

                                      SCHEDULE A
                                      ----------

                                 ASSIGNED AGREEMENTS
                                 -------------------


          1. Master Alliance Agreement dated December 5,1996 between International Verifact Inc. ("IVI") and Ingenico S.A. ("Ingenico");

          2. Investment Agreement between IVI and Ingenico dated December 5, 1996, as amended by agreement dated December 17, 1996;

          3. Marketing and Distribution Agreement between IVI, Ingenico and IVI-Ingenico Inc. dated December 17, 1996;

          4. Joint Development and Procurement Agreement between IVI and Ingenico dated December 17, 1996;

          5. Technology Licence Agreement between IVI and Ingenico dated December 17, 1996;

          6. Latin America Unanimous Shareholders Agreement between IVI, Ingenico and IVI-Ingenico Inc. dated December 17, 1996;